EQUITRUST LIFE INSURANCE COMPANY
A Stock Company
P.O. Box 9253
Des Moines, IA 50306-9253
1-877-249-3689

Variable Universal Life

Insurance Policy

EquiTrist Life Insurance Company (hereinafter “We,”“Our,”“Us,” or “The Company”) will pay the benefits of this policy subject to all of its terms. Read this policy carefully. This is a legal contract between the Owner and the Company.

Policy features include:

•	Death proceeds payable at the Insured’s death prior to the maturity date.

•	Flexible premiums payable for the Insured’s life or until the maturity date.

•	The amount of the death benefit or the duration of the death benefit may vary under the conditions described in the death benefit provisions.

•	The Accumulated Value in the Variable Account is based on the investment experience of that account and may increase or decrease daily. It is not guaranteed as to dollar amount.

•	The variable features of this policy are described in Section 6.

Signed for and on behalf of EquiTrust Life Insurance Company, effective as of the date of issue of this policy.

President	Secretary

RIGHT TO EXAMINE AND RETURN THIS POLICY

The Owner may cancel this policy within 20 days after the date the Owner receives it. Canceling this policy under this right to examine will void it from the beginning, and We will refund within 7 days an amount equal to the greater of the premiums paid or the sum of:

•	The Accumulated Value of the policy on the date notification of the cancellation of the policy is received at Our Home Office;

•	Monthly deductions made on the Policy Date and any Monthly Deduction Day; and

•	Amounts equal to the daily charges against the Variable Account.

436-214(05-08)

Policy Data

Insured	[John Doe]

Insuring Age	[35]

Sex	[Male]

Policy Number	[23456789]

Policy Date	[05-01-2007]

Owner(s)	[John Doe]

Date of Issue	[05-01-2007]

Death Benefit Option	[Level Option]

Maturity Date	[05-01-2091*]

Specified Amount at Issue	[$100,000.00]

No Lapse Guarantee
Prepayment Interest Rate	[0.00%]

Minimum No-Lapse Premium (applies during the first 10 policy years)	[$327.00]

*	Coverage may not continue to the maturity date even if scheduled premiums are paid in a timely manner.

Summary of Current Specified Amount

Current Specified Amount of $100,000.000 consisting of:

Description	Specified Amount	Effective Date	Premium Class
[AT ISSUE	$100,000.00	05-01-2007	NON-TOBACCO	]

Schedule of Forms and Premiums

Form No.	Description	Amount	Original Effective Date		Target Premium
[436-214(05-08)	Flexible Premium Variable Life Insurance	$100,000.00	05-01-2007		$738.00	]
[436-085(06-98)	Living Benefit Rider	$100,000.00	05-01-2007	]
[436-862R(06-98)	Univ. Term Life Insurance Rider	$100,000.00	05-01-2007	]
[436-832R(06-98)	Univ. Children’s Term Life Insurance Rider	$100,000.00	05-01-2007	]
[436-024(06-98)	Universal Waiver of Charges		05-01-2007	]
[436-092(06-98)	Guaranteed Insurability Option	$100,000.00	05-01-2007	]
[436-091(06-98)	Universal Cost of Living Rider		05-01-2007	]
[436-UCB(05-08)	Universal Daily Living Benefit Rider	$100,000.00	05-01-2007	]
[436-SPR(05-08)	Special Programs Rider		05-01-2007	]
[436-WSC(05-08)	Waiver of Surrender Charges Rider		05-01-2007	]

Policy Data

Schedule of Current Charges*

Monthly Policy Expense Charge	[$10.00 per month for 10 policy years; $0.00 thereafter]

Monthly Per $1,000 Charge	[$0.12 per $1,000 of specified amount for 10 policy years;$0.00 thereafter]

Transfer Charge	$10 per transfer

Risk Charge	[0.12% of Variable Accumulated Value per month for 10 years, then 0.03% monthly}

Monthly Deduction Day	[20th of each month]

Policy Loan Interest Rate	[5.66% in advance fixed interest rate]

Universal Daily Living Benefit Rider Monthly Per $1,000 Charge**	$.06 per $1,000 of specified amount of this benefit but not to exceed $.12 per 1,000 of specified amount.

*	Guaranteed charges may be found in the Monthly Deduction provision of Your policy.
**	Does not reflect any charges for special rating classes which may apply.

Allocation Options

General Account	The general assets of EquiTrust Life Insurance Company

Variable Account	[EquiTrust Life Variable Account]

Premiums will be allocated to the subaccounts or the declared interest option in accordance with the Premium allocation percentages shown in the application or in the most recent written instructions of the owner. For a full description of the Variable Account and the subaccounts, please refer to the current prospectus.

The maximum number of allocation options the Owner may elect at any one time is [12]. The maximum number of allocation options the Owner may participate in at any one time is [16].

Form number 436-214(05-08)

Policy Number [123456V]

Print Date 05-01-08

3A

Policy Data

Schedule of Current Surrender Charges

Surrender Date	Surrender Charge
[4/1/2005-3/31/2006	$1713
4/1/2006-3/31/2007	$1713
4/1/2007-3/31/2008	$1713
4/1/2008-3/31/2009	$1713
4/1/2009-3/31/2010	$1713
4/1/2010-3/31/2011	$1428
4/1/2011-3/31/2012	$1142
4/1/2012-3/31/2013	$857
4/1/2013-3/31/2014	$571
4/1/2014-3/31/2015	$286
4/1/2015-	$0	]

Policy Data

Table of Guaranteed Maximum Monthly Insurance Rates

Per $1,000 for Tobacco and Non-Tobacco Rate Classes

Attained Age	Non-Tobacco		Unisex	Attained Age	Tobacco		Unisex
	Male	Female			Male	Female
0	0.060	0.035	0.051
1	0.038	0.026	0.033
2	0.028	0.019	0.024
3	0.020	0.017	0.018
4	0.018	0.016	0.017
5	0.018	0.015	0.017
6	0.018	0.016	0.018
7	0.018	0.018	0.018
8	0.018	0.018	0.018
9	0.019	0.018	0.018
10	0.020	0.018	0.019
11	0.023	0.021	0.023
12	0.028	0.023	0.026
13	0.033	0.026	0.030
14	0.043	0.028	0.038
15	0.055	0.030	0.045
16	0.064	0.033	0.052	16	0.072	0.036	0.058
17	0.073	0.034	0.058	17	0.086	0.039	0.068
18	0.077	0.036	0.061	18	0.095	0.043	0.075
19	0.078	0.038	0.063	19	0.103	0.047	0.081
20	0.079	0.038	0.063	20	0.108	0.049	0.085
21	0.079	0.039	0.063	21	0.113	0.053	0.089
22	0.079	0.040	0.063	22	0.119	0.055	0.093
23	0.080	0.040	0.064	23	0.125	0.058	0.098
24	0.081	0.042	0.065	24	0.132	0.061	0.104
25	0.083	0.043	0.067	25	0.139	0.066	0.110
26	0.087	0.046	0.070	26	0.147	0.070	0.116
27	0.088	0.048	0.073	27	0.151	0.074	0.121
28	0.087	0.050	0.072	28	0.152	0.079	0.123
29	0.086	0.053	0.073	29	0.151	0.084	0.123
30	0.085	0.055	0.073	30	0.150	0.089	0.126
31	0.084	0.058	0.073	31	0.151	0.096	0.129
32	0.085	0.062	0.076	32	0.153	0.103	0.133
33	0.088	0.066	0.078	33	0.158	0.111	0.140
34	0.089	0.071	0.082	34	0.164	0.122	0.147
35	0.093	0.077	0.087	35	0.171	0.133	0.156
36	0.098	0.083	0.092	36	0.181	0.143	0.166
37	0.103	0.088	0.097	37	0.193	0.153	0.177
38	0.111	0.092	0.103	38	0.207	0.162	0.188
39	0.118	0.097	0.109	39	0.223	0.172	0.202
40	0.127	0.103	0.118	40	0.242	0.183	0.218
41	0.138	0.109	0.127	41	0.265	0.195	0.237
42	0.151	0.117	0.138	42	0.293	0.211	0.260
43	0.167	0.126	0.150	43	0.325	0.228	0.287
44	0.184	0.137	0.165	44	0.362	0.249	0.317
45	0.203	0.149	0.182	45	0.398	0.273	0.348
46	0.223	0.164	0.199	46	0.435	0.302	0.382
47	0.238	0.182	0.215	47	0.466	0.337	0.414
48	0.251	0.201	0.231	48	0.489	0.378	0.444
49	0.267	0.223	0.249	49	0.519	0.425	0.481
50	0.288	0.247	0.272	50	0.559	0.475	0.525
51	0.314	0.274	0.298	51	0.610	0.530	0.578
52	0.347	0.305	0.330	52	0.671	0.590	0.639
53	0.384	0.338	0.366	53	0.746	0.654	0.709
54	0.432	0.372	0.408	54	0.834	0.722	0.789
55	0.485	0.411	0.455	55	0.928	0.795	0.874
56	0.540	0.454	0.505	56	1.026	0.872	0.964
57	0.594	0.499	0.555	57	1.116	0.951	1.049
58	0.647	0.545	0.605	58	1.202	1.033	1.134
59	0.710	0.593	0.662	59	1.303	1.120	1.230
60	0.786	0.643	0.728	60	1.428	1.211	1.340
61	0.878	0.698	0.806	61	1.580	1.310	1.470

Form number 436-214(05-08)

Policy Number [123456V]

Print Date 04-01-08

4

Policy Data

Table of Guaranteed Maximum Monthly Insurance Rates

Per $1,000 For Non-Tobacco and Tobacco Rate Classes *

Attained Age	Non-Tobacco		Unisex	Attained Age	Tobacco		Unisex
	Male	Female			Male	Female
62	0.986	0.756	0.893	62	1.755	1.414	1.617
63	1.104	0.818	0.988	63	1.942	1.521	1.771
64	1.227	0.886	1.089	64	2.130	1.637	1.928
65	1.354	0.961	1.195	65	2.313	1.761	2.086
66	1.484	1.043	1.304	66	2.490	1.897	2.246
67	1.619	1.134	1.421	67	2.670	2.048	2.412
68	1.762	1.235	1.546	68	2.853	2.212	2.587
69	1.923	1.345	1.685	69	3.055	2.394	2.779
70	2.110	1.470	1.845	70	3.287	2.599	2.998
71	2.338	1.612	2.037	71	3.571	2.829	3.258
72	2.604	1.767	2.255	72	3.902	3.079	3.553
73	2.885	1.937	2.487	73	4.235	3.351	3.857
74	3.187	2.125	2.737	74	4.597	3.637	4.184
75	3.516	2.332	3.012	75	4.999	3.936	4.539
76	3.887	2.559	3.316	76	5.445	4.261	4.929
77	4.319	2.810	3.664	77	5.962	4.610	5.368
78	4.821	3.084	4.059	78	6.555	4.988	5.859
79	5.384	3.386	4.497	79	7.209	5.395	6.395
80	6.013	3.760	4.998	80	7.925	5.902	7.005
81	6.697	4.220	5.564	81	8.686	6.523	7.689
82	7.423	4.708	6.159	82	9.471	7.163	8.391
83	8.217	5.220	6.797	83	10.309	7.818	9.124
84	9.101	5.793	7.501	84	11.259	8.501	9.923
85	10.087	6.373	8.250	85	12.337	9.133	10.756
86	11.173	7.059	9.088	86	13.509	9.864	11.670
87	12.349	7.909	10.037	87	14.758	10.772	12.698
88	13.603	8.806	11.035	88	16.063	11.683	13.740
89	14.921	9.701	12.042	89	17.409	12.518	14.739
90	16.238	10.360	12.891	90	18.712	12.993	15.491
91	17.537	10.992	13.679	91	19.955	13.383	16.121
92	18.902	12.041	14.706	92	21.235	14.227	16.985
93	20.346	13.466	15.981	93	22.561	15.423	18.060
94	21.871	15.246	17.516	94	23.980	17.096	19.471
95	23.385	17.190	19.179	95	25.412	19.075	21.115
96	24.868	19.112	20.845	96	26.776	20.968	22.715
97	26.453	20.363	22.084	97	28.217	22.094	23.819
98	28.149	21.044	22.914	98	29.742	22.546	24.431
99	29.964	22.459	24.264	99	31.358	23.766	25.585
100	31.704	24.305	25.912	100	32.873	25.420	27.039
101	33.253	26.318	27.674	101	34.172	27.214	28.579
102	34.905	28.546	29.660	102	35.541	29.171	30.304
103	36.667	30.990	31.891	103	36.982	31.286	32.207
104	38.536	33.667	34.373	104	38.631	33.737	34.460
105	40.511	36.512	37.048	105	40.601	36.577	37.127
106	42.617	39.440	39.837	106	42.700	39.500	39.907
107	44.860	42.433	42.720	107	44.938	42.490	42.784
108	47.251	45.496	45.694	108	47.322	45.548	45.752
109	49.797	48.679	48.801	109	49.863	48.727	48.853
110	52.507	51.889	51.956	110	52.567	51.933	52.001
111	55.393	55.002	55.044	111	55.447	55.042	55.086
112	58.465	57.992	58.042	112	58.514	58.028	58.079
113	61.735	61.081	61.149	113	61.777	61.113	61.182
114	65.213	64.967	64.993	114	65.249	64.995	65.021
115	68.912	68.694	68.717	115	68.942	68.718	68.740
116	72.842	72.611	72.634	116	72.867	72.630	72.653
117	77.018	76.803	76.824	117	77.037	76.816	76.838
118	81.451	80.748	80.815	118	81.463	80.758	80.827
119	83.333	83.333	83.333	119	83.333	83.333	83.333
120	83.333	83.333	83.333	120	83.333	83.333	83.333

*	The amounts shown in the Table of Guaranteed Maximum Monthly Insurance Rates do not reflect any additional charges for special rating classes which may apply.

Form number 436-214(05-08)

Policy Number [123456V]

Print Date 04-01-08

4A

Policy Data

Specified Amount Factors

Attained Age At Date of Death	Factor	Attained Age At Date of Death	Factor	Attained Age At Date of Death	Factor
0-40	2.50	59	1.34	78	1.05
41	2.43	60	1.30	79	1.05
42	2.36	61	1.28	80	1.05
43	2.29	62	1.26	81	1.05
44	2.22	63	1.24	82	1.05
45	2.15	64	1.22	83	1.05
46	2.09	65	1.20	84	1.05
47	2.03	66	1.19	85	1.05
48	1.97	67	1.18	86	1.05
49	1.91	68	1.17	87	1.05
50	1.85	69	1.16	88	1.05
51	1.78	70	1.15	89	1.05
52	1.71	71	1.13	90	1.05
53	1.64	72	1.11	91	1.04
54	1.57	73	1.09	92	1.03
55	1.50	74	1.07	93	1.02
56	1.46	75	1.05	94	1.01
57	1.42	76	1.05	95-120	1.01
58	1.38	77	1.05	121	1.00

Form number 436-214(05-08)

Policy Number [123456V]

Print Date 04-01-08

4B

Section 1 — Definitions

You, Your or the Insured

means the person whose life is insured under the policy.

Accumulated Value

means the sum of:

•	the Variable Accumulated Value; plus

•	the Declared Interest Option Accumulated Value.

Age

means Age at the last birthday.

Allocation Options

means, collectively, the Subaccounts and the Declared Interest Option.

Attained Age

means Your Age at issue plus the number of Policy Years since the Policy Date.

Business Day

means each day that the New York Stock Exchange is open for trading.

Corridor Death Benefit

means the Accumulated Value multiplied by the specified amount factor for Your Attained Age from the table on the Policy Data Pages.

Current Specified Amount

Under the Increasing Death Benefit Option, the Current Specified Amount is the sum of:

•	the original specified amount at issue; plus

•	any elective increases; plus

•	any cost of living increases; minus

•	any elective decreases.

Under the Level Death Benefit Option, the Current Specified Amount is the sum of:

•	the original specified amount at issue; plus

•	any elective increases; plus

•	any cost of living increases; minus

•	any elective decreases; and minus

•	any partial withdrawals.

All values are determined no later than the end of the Business Day following the date of death.

Declared Interest Option

means an option in which the value accrues interest at a rate declared by the Company. The declared rate will never be less than the guaranteed minimum rate. The Declared Interest Option is supported by the General Account.

Fund

means an investment company registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company or unit investment trust in which the Variable Account invests.

General Account

means all Our assets other than those allocated to the Variable Account or any of Our other separate accounts. We have complete ownership and control of the assets of the General Account.

436-214(05-08)	5

Home Office

means EquiTrust Life Insurance Company at 5400 University Avenue, West Des Moines, Iowa, 50266-5997. The mailing address is PO Box 9253, Des Moines, Iowa 50306-9253.

Investment Option(s)

means the Fund or separate investment portfolio of a Fund in which a Subaccount invests.

Monthly Deduction Day

means the same date in each month as the Policy Date. The charges for this policy are deducted on this day or the next Business Day following the Monthly Deduction Day.

Net Surrender Value

means

•	the Surrender Value; minus

•	any policy loan; minus

•	any policy loan interest due; plus

•	any unearned policy loan interest.

Partial Withdrawal Fee

means a fee that is applied at the time of any partial withdrawal and is equal to the lesser of $25 or 2% of the Accumulated Value withdrawn.

Policy Anniversary

means the same date in each year as the Policy Date.

Policy Date

means the Policy Date shown on the Policy Data Pages. This date is used to determine Policy Years and any Policy Anniversaries.

Policy Year

means the 12-month period that begins on the Policy Date or on a Policy Anniversary.

SEC

means the Securities and Exchange Commission, a U.S. government agency.

Subaccount(s)

means the divisions of the Variable Account available under the policy, each of which invests exclusively in a corresponding Investment Option.

Surrender Charge

means a fee that is applied at the time of a surrender. The Surrender Charge will be the amount shown on the Policy Data Pages.

A specified amount increase has its own Surrender Charge period which begins on the date of the increase. If the specified amount has been increased, the Surrender Charge will be the sum of:

•	the Surrender Charge applied to the original specified amount; plus

•	the Surrender Charge applied to any specified amount increase.

A specified amount decrease will not reduce the Surrender Charge.

Surrender Value

means the Accumulated Value minus the Surrender Charge.

Valuation Period

means the period between the close of business on a Business Day (3:00 p.m. Central Time) and the close of business on the next Business Day.

436-214(05-08)	6

Variable Account

means the variable account shown on the Policy Data Pages. It is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

Variable Accumulated Value

means the sum of the amounts of value that are in each Subaccount.

We, Our, Us or the Company

means EquiTrust Life Insurance Company.

Section 2 — The Contract

Death Benefit Proceeds

Subject to the terms and conditions of this policy and any assignment, We will pay the death benefit proceeds to the Beneficiary within 30 days if all of the following are satisfied:

•	receipt by Us of satisfactory proof of Your death;

•	receipt by Us of all other requirements; and

•	the policy is in force on the date of Your death.

If mandated under applicable law, We may postpone the payment of the death benefit proceeds.

The death benefit proceeds will be the sum of:

•	the death benefit; and

•	any premiums paid after the date of death; and

•	any unearned policy loan interest on the date of death; less

•	any outstanding policy loan; and

•	any policy loan interest due.

Death Benefit

The death benefit option in effect for this policy is shown on the Policy Data Pages and is one of the following:

•	Increasing Option — The death benefit is the greater of “a” or “b” where:

a.	is the sum of the Current Specified Amount and the Accumulated Value; and

b.	is the Corridor Death Benefit.

•	Level Option — The death benefit is the greater of “a” or “b” where:

a.	is the Current Specified Amount; and

b.	is the Corridor Death Benefit.

In all events, the death benefit under either the Increasing Option or the Level Option will never be less than that required by Section 7702 of the Internal Revenue Code as in effect on the policy’s issue date.

Contract

This policy is a legal contract. We issue this policy in consideration of the first premium and the statements in the application. The entire contract consists of:

•	this base policy;

•	any endorsements or additional benefit riders; and

•	the attached copy of Your application which includes any amendments, supplemental applications or other attached papers.

436-214(05-08)	7

We rely on statements made in the application for the policy. These statements, in the absence of fraud, are deemed representations and not warranties. No statement will void this policy or be used in defense of a claim unless:

•	it is contained in the application; and

•	such application is attached to this policy.

Modification

No one can change any part of this policy except the Owner and one of Our officers. Both must agree to a change, and it must be in writing. No agent may change this policy or waive any of its provisions.

Incontestable Clause

We will not contest payment of the death proceeds after this policy has been in force during Your lifetime for 2 years from the date of issue shown on the Policy Data Pages.

Any requested increase in the specified amount will be incontestable only after such increase has been in force during Your lifetime for 2 years from the effective date of such increase.

With respect to statements made in any application for reinstatement, We will not contest payment of the death proceeds after the policy has been in force during Your lifetime for 2 years following the date of reinstatement.

Misstatement of Age or Sex

We have the right to correct benefits for misstated Age or sex. In such an event, benefits will be the amount that the premium actually paid would have purchased at the most recent mortality charge for the correct Age or sex.

Suicide

If, within 2 years of the Policy Date, You die by suicide, whether sane or insane, Our liability is limited to the premium paid plus any unearned policy loan interest at the date of death, less any policy loan, any policy loan interest due and any partial withdrawals.

Any increase in death benefits resulting from a requested increase in specified amount will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the date of such increase. Instead, We will return to the Owner an amount equal to the cost of insurance for such increase in specified amount.

Return of Policy and Policy Settlement

We reserve the right to have this policy sent to Us for any:

•	modification;

•	death settlement;

•	surrender;

•	assignment;

•	change of Owner or Beneficiary;

•	election; or

•	exercise of any policy privilege.

Maturity Proceeds

If You are living on the maturity date and this policy is in force, We will pay the proceeds to the Owner. Such proceeds will be:

•	the Accumulated Value; less

•	any outstanding policy loan and any policy loan interest due.

The maturity date will be Your Attained Age 121.

All values are determined no later than the end of the Business Day following the maturity date.

436-214(05-08)	8

Termination

This policy ends when any one of the following events occurs:

•	the Owner requests that the policy be canceled;

•	You die;

•	the policy matures;

•	the policy is surrendered;

•	the grace period ends without payment of sufficient premium; or

•	all of the value is applied to a payment option.

Nonparticipation

This policy does not share in the Company’s surplus or profits.

Section 3 — Ownership and Beneficiaries

Ownership

The original Owner of this policy is shown on the Policy Data Pages. If there is more than one Owner, this policy will be owned jointly with right of survivorship unless the ownership designation specifies otherwise. If there is more than one Owner, We will use the first Owner listed on Our records for purposes of policy Owner communications. Ownership of this policy may change according to the provisions indicated in the original application or by a subsequent endorsement to this policy.

Beneficiary

Beneficiaries are as named in the application, unless changed by the Owner.

Unless the Beneficiary designation provides otherwise, if any Beneficiary in a class dies before the Insured, that Beneficiary’s interest will pass to the other Beneficiaries in the class.

Secondary or contingent Beneficiaries will have the right to receive the proceeds only if no primary Beneficiary survives. If no Beneficiary survives the Insured, the proceeds will be paid in one sum to the Owner, if living; otherwise to the Insured’s estate.

In finding and identifying Beneficiaries We may rely on sworn statements, other facts, or evidence We deem satisfactory. Any benefits We pay based on such information will be a valid discharge of Our duty up to the amount paid.

Change of Owner or Beneficiary

The Owner may change ownership or the Beneficiary designation at any time during the lifetime of the Insured, unless otherwise provided in the current designation. Any change of ownership or Beneficiary is subject to the following rules:

•	the change must be in writing on a form acceptable to the Company;

•	it must be signed by all persons named as Owner and all irrevocable Beneficiaries;

•	the form must be sent to Our Home Office and recorded by the Company;

•	the change will take effect on the date signed, but it will not apply to any payment or action by the Company before We record the form; and

•	a change of Beneficiary designation will automatically revoke any previous designations.

Assignment

No assignment of this policy will bind Us unless:

•	it is in writing on a form acceptable to the Company;

•	it is signed by all persons named as Owner and all irrevocable Beneficiaries; and

•	it is received by the Company at Our Home Office.

We will not be responsible for the validity of an assignment.

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Section 4 — Premiums and Reinstatement

Premium Payment

Premium payments are flexible as to both timing and amount. Each premium is to be paid at Our Home Office.

If mandated under applicable law, we will reject a premium payment. We may also provide information about an owner and an owner’s account to government regulators.

Payment Frequency

The first premium is due on or prior to the Policy Date. Upon request, the Company will send periodic premium reminder notices to the Owner (or the Payor, if different); however Our failure to do so shall impose no liability on the Company. The minimum amount for which such notice will be sent will be $100. A reminder notice may be sent for different periods. The reminder notice period may be changed upon request.

Grace Period

This policy offers a grace period. If, at any time, the Net Surrender Value is not large enough on any Monthly Deduction Day to cover the monthly deduction due, and the policy does not satisfy the No-Lapse Guarantee Test, then the Owner will be allowed a grace period of 61 days to make the necessary premium payment which shall be an amount that is at least equal to three times the monthly deduction charge due on the first day of the grace period.

The grace period begins on the date We send the Owner of record written notice of the required payment. Such payment shall be due on such Monthly Deduction Day and, if not received by Us within the grace period of 61 days, all coverage under this policy will terminate without value. If the Insured dies during the grace period, the death benefit will be reduced by any due and unpaid monthly deductions.

No-Lapse Guarantee

During the first 10 Policy Years, the policy will remain in force and will not enter the grace period if the No-Lapse Guarantee test is satisfied.

The No-Lapse Guarantee test on each Monthly Deduction Day is satisfied if “a” is equal to or greater than “b” where:

a.	is equal to:

•	the sum of all premiums paid on the policy accumulated at the Prepayment Interest Rate (shown on the Policy Data Pages) from the date of each premium payment, less

•	the sum of all partial withdrawals accumulated at the Prepayment Interest Rate from the date of each partial withdrawal and any policy loans and unpaid loan interest; and

b.	is the number of months since the policy date multiplied by the Minimum No-Lapse Premiums accumulated at the Prepayment Interest Rate.

If the No-Lapse Guarantee becomes effective, the policy Owner must continue to meet the cumulative No-Lapse Guarantee test to have this benefit available.

If the policy enters the grace period during the No-Lapse Guarantee Period and the No-Lapse Guarantee test is not currently satisfied, a notice will be sent to the policy Owner listing the amount necessary to satisfy the premium test.

Reinstatement

Prior to the maturity date, a lapsed policy may be reinstated at any time within 5 years of the Monthly Deduction Day immediately preceding the expired grace period, subject to the following rules:

•	the policy must not have been surrendered;

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•	the Owner must send a written request to Us;

•	You must provide proof of insurability satisfactory to Us;

•	a premium sufficient to keep the policy in force for 3 months must be paid; and

•	the effective date of the reinstated policy will be the Monthly Deduction Day coinciding with or next following the date We approve reinstatement.

Unscheduled Premiums

Unscheduled premium payments of at least $100 may be made at any time prior to the maturity date. The Company may, in its discretion, waive the $100 minimum requirement. The Company reserves the right to limit the number and amount of unscheduled premium payments.

Premium Limitations

The Company reserves the right to limit the number and amount of premium payments in order to maintain this policy’s qualifications under federal tax law. We will refund any portion of a premium payment that would cause the policy to lose such qualification.

Premium Application

While any policy loan is outstanding, unless the Owner requests otherwise, premium payments will be applied as a payment to reduce the outstanding balance of any loan. When such loan has been repaid, the balance of any premium payment remaining after payment of the loan, plus any subsequent payments, will be allocated as described in the following provision.

Allocation of Premium

The Owner will determine the percentage of premium that will be allocated to each Subaccount and to the Declared Interest Option. The Owner may choose to allocate all the premium, a percentage or nothing to a particular subaccount or to the Declared Interest Option. Any allocation must be for at least 1% of the individual premium. A fractional percent may not be chosen. The maximum number of Allocation Options to which you may allocate premium or in which you may participate at any given time is shown on the Policy Data Page.

Premiums will be allocated to the Declared Interest Option if they are received before the earlier of the date the Company obtains a signed notice from the Owner that the policy has been received, or the end of 25 days after the delivery date. The delivery date is the date the Company issues the policy and mails it. Upon the earlier of (i) the date the Company obtains a notice signed by the Owner that the policy has been received, or (ii) 25 days after the delivery date, we will transfer part or all of the Accumulated Value in the Declared Interest Option to the subaccounts in accordance with the owner’s allocation instructions. Premiums received on or after the earlier of (i) or (ii) above will be allocated in accordance with the premium allocation percentages shown in the application or the most recent written instructions of the Owner. The Owner may change the Allocation Options for future premiums at any time, subject to the following rules:

•	the policy must be in force;

•	there must be a Net Accumulated Value;

•	the change must be in writing on a form acceptable to Us;

•	the form must be signed by the Owner; and

•	the change will take effect no later than the Business Day following the date We receive the signed form at Our Home Office.

Section 5 — Policy Changes

Change of Specified Amount

The Owner may change the specified amount at any time after the policy has been in effect for one (1) Policy Year, subject to the following rules:

•	the change must be in writing on a form acceptable to Us;

•	it must be signed by the Owner;

•	the change will take effect on the Monthly Deduction Day coinciding with or next following the date the request is approved by Us; and

•	We will issue new Policy Data Pages for any change in specified amount.

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Specified Amount Decrease

Any decrease in specified amount will reduce such amount in the following order:

•	the specified amount provided by the most recent increase will be reduced; then

•	the next most recent increases will be reduced in succession; and

•	the initial specified amount will be reduced last.

A specified amount decrease will not reduce the Surrender Charge.

The total specified amount which remains in force after a requested decrease may not be less than the minimum specified amount in effect for a policy on the date of the decrease, as published by Us.

Specified Amount Increase

In addition to the rules for change in specified amount, an increase in specified amount is subject to the following:

•	proof of Your insurability acceptable to Us; and

•	payment of the first month’s cost of insurance unless there is sufficient Accumulated Value for deduction of such cost of insurance.

Change of Death Benefit Option

The Owner may request to change the death benefit option. The change will take effect on the Monthly Deduction Day coinciding with or immediately following the date We approve the request.

If the Increasing Option is changed to the Level Option, evidence of insurability is not required. The new specified amount will be the sum of:

•	the Current Specified Amount; plus

•	the Accumulated Value on the date the request is received.

If the Level Option is changed to the Increasing Option, evidence of insurability is required. If the Insured meets Our underwriting requirements, the Current Specified Amount will not change. If the Insured does not meet Our underwriting requirements, the Current Specified Amount will change to a new specified amount which will be:

•	the Current Specified Amount; minus

•	the Accumulated Value on the date We approve the change.

Life Insurance Qualification

If following a requested change of specified amount or a change of death benefit option this policy would no longer qualify as life insurance under federal tax law, We will limit the change to an amount that would maintain such qualification.

In the event of future changes in the federal tax law, the Company reserves the right to change the policy to the extent required to maintain the policy’s qualification as life insurance under federal tax law.

Section 6 — Variable Account

Variable Account

We own the assets of the Variable Account. We will value the assets of the Variable Account each Business Day. The assets of such account will be kept separate from the assets of Our General Account and any of Our other separate accounts. Income and realized and unrealized gains or losses from assets in the Variable Account will be credited to or charged against such account without regard to Our other income, gains or losses.

That portion of the assets of the Variable Account which equals the reserves and other policy liabilities of the policies which are supported by the Variable Account will not be charged with

436-214(05-08)	12

liabilities arising from any other business We conduct. We have the right to transfer to Our General Account any assets of the Variable Account, which are in excess of such reserves and other policy liabilities.

While the Variable Account is registered with the SEC and thereby subject to SEC rules and regulations, it is also subject to the laws of the State of Iowa that regulate the operations of insurance companies incorporated in Iowa.

We also reserve the right to transfer assets of the Variable Account, which We determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term “Variable Account,” as used in this policy, shall then mean the separate account to which those assets were transferred.

When permitted by law, We also reserve the right to:

•	deregister the Variable Account under the Investment Company Act of 1940 (the “1940 Act”);

•	manage the Variable Account under the direction of a committee;

•	restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to the Variable Account;

•	combine the Variable Account with other separate accounts;

•	operate the Variable Account or a Subaccount as either a unit investment trust or a management company under the 1940 Act, or in any other form allowed by law;

•	terminate and/or liquidate the Variable Account; and

•

make any changes to the Variable Account to conform with, or as required by any change in, federal tax law, the 1940 Act and regulations promulgated thereunder, or any applicable federal or state laws.

We reserve the right to provide to a mutual fund information about Owners and their trading activities involving the mutual fund’s Investment Option(s) that We deem necessary to (1) deter fraud or violations of Our operating rules or the operating rules of the Investment Option(s) and (2) as required to comply with applicable state or federal law.

Subaccounts

The Variable Account is divided into subaccounts. Subject to obtaining any approvals or consents required by applicable law, we reserve the right to eliminate or combine any existing Subaccounts as well as the right to transfer the assets of one or more existing Subaccounts to any other Subaccount. We also reserve the right to add new Subaccounts and make such Subaccounts available to any class or series of policies as we deem appropriate. Each new Subaccount would invest in a new Investment Option, or in shares of another investment company.

The Owner will determine the percentage of premium that will be allocated to each Subaccount in accordance with the allocation of premium provision.

Investment Options

The Funds have one or more Investment Options, each of which corresponds to one of the Subaccounts of the Variable Account. Premiums allocated to a Subaccount will automatically be invested in the Investment Option associated with that Subaccount. The Owner will share only in the income, gains or losses of the Investment Options(s) to which Premiums have been allocated through the subaccounts.

We have the right, subject to compliance with any applicable laws, to make:

•	additions to;

•	deletions from; or

•	substitutions for;

the shares of an Investment Option that are held by the Variable Account or that the Variable Account may purchase.

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We also reserve the right to dispose of the shares of an Investment Option and to substitute shares of another Investment Option:

•	if the shares of the Investment Option are no longer available for investment; or

•	if in our judgment further investment in the Investment Option should become inappropriate in view of the purposes of the Variable Account.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

Transfers

The Owner may transfer all or part of the Accumulated Value among the Subaccounts of the Variable Account and between the Subaccounts and the Declared Interest Option, subject to the following rules:

•	the transfer request must be in writing on a form acceptable to Us;

•	the form must be signed by the Owner;

•	the transfer will take effect as of the end of the Valuation Period during which We receive the signed form in good order at Our Home Office;

•	the Owner may transfer amounts between the Declared Interest Option and the Variable Account only once in a Policy Year;

•	the first 12 transfers in each Policy Year will be made without a Transfer Charge; thereafter, each time amounts are transferred a Transfer Charge may be imposed;

•	the maximum number of Allocation Options in which you may participate at any one time is shown on the Policy Data Page;

•	the Transfer Charge, is shown on the Policy Data Page;

•

the Accumulated Value on the date of the transfer will not be affected by the transfer except to the extent of the Transfer Charge that will be deducted on a pro rata basis from the Declared Interest Option and/or the Subaccounts to which the transfer is made;

•	and the Owner must transfer at least:

•	a total of $100; or

•	the total value in a Subaccount or the total value in the Declared Interest Option less any policy loan, if the total amount transferred is less than $100.

There may be a delay in completing a transfer that involves a purchase of shares from a mutual fund Investment Option that requires the receipt of federal funds before accepting a purchase order, or a redemption of shares from another mutual fund Investment Option that delays making proceeds available.

The following additional rules apply to transfers from the Declared Interest Option:

•	the Declared Interest Option Accumulated Value after a transfer from such option must at least equal the amount of all outstanding policy loans; and

•

no more than 50% of the Net Accumulated Value in the Declared Interest Option may be transferred at any one time unless the balance in the Declared Interest Option after the transfer would be less than $1,000; if the balance in the Declared Interest Option would fall below $1,000, the entire Net Accumulated Value in the Declared Interest Option may be transferred.

Excessive Trading Limits

The following excessive trading limits apply:

We reserve the right to limit transfers in any Policy Year, or to refuse any transfer request from an Owner if:

We believe, in our sole discretion, that exessive trading by the Owner, or a specific transfer request,

436-214(05-08)	14

or a group of transfer requests, may have a detrimental effect on:

•	other Owners;

•	the value of any subaccount;

•	the share prices of any Investment Option; or

•	Our ability to effectively manage the assets of the Declared Interest Option;

Or,

We are informed by one or more Investment Options that they intend to restrict or refuse the transactions by the Variable Account:

•	because of excessive trading; or

•	because they believe that a specific transfer, or group of transfers, would have an adverse effect on portfolio management.

We may apply the restrictions in any manner reasonably designed to prevent transfers that We consider disadvantageous to other Owners.

We also may enter into agreements that are required by law, under which, upon request by an Investment Option or its designee, We are required to provide the Investment Option with information about the Owner and the Owner’s trading activities into or out of one or more Investment Options, and to restrict the Owner’s trading activity if the party receiving the information so requests.

In addition, certain Investment Options may impose redemption fees. Any such redemption fee that is charged is paid to and retained by the Investment Option, and not by Us or by the Variable Account.

Special Transfer Privilege

The Owner may transfer, at any time, all of the amounts in the Subaccounts to the Declared Interest Option. This policy will then become one in which the benefits do not vary with the investment performance of the Variable Account.

If the Owner exercises this special transfer privilege, We will automatically credit all future premium payments to the Declared Interest Option until the Owner requests a change in the allocation. At the time of the transfer, there is no effect on the policy’s death benefit, Accumulated Value, Specified Amount, or net amount at risk, or on Your premium class or Attained Age.

Once each Policy Year, the Owner may exercise this option without charge. The Owner must tell Us this special transfer privilege is being exercised, and We will waive any transfer charge.

Section 7 — Accumulated Value Benefits

Accumulated Value

means the sum of:

•	the Variable Accumulated Value; plus

•	the Declared Interest Option Accumulated Value.

Net Accumulated Value

means:

•	the Accumulated Value; less

•	the amount of any policy loan; less

•	any policy loan interest due; plus

•	any unearned policy loan interest.

Variable Accumulated Value

On the date of issue, the Accumulated Value is the premium paid. Upon the transfer of part or all of the value to the Subaccounts, as described in the Allocation of Premium section, the initial Variable

436-214(05-08)	15

Accumulated Value is:

•	the total amount transferred from the Declared Interest Option to the Subaccounts of the Variable Account and valued no later than the Business Day following the date of the transfer; minus

•	the monthly deduction applicable to Subaccounts if the total amount transferred is allocated on a Monthly Deduction Day.

After valuation of the initial transfer, the policy’s Variable Accumulated Value is equal to the sum of the policy’s value in each Subaccount. The value in a Subaccount is equal to “i” multiplied by “ii” where:

•	“i” is the current number of account units; and

•	“ii” is the current unit value.

The Variable Accumulated Value will vary from Business Day to Business Day reflecting changes in “i” and “ii” above.

The Surrender Value and Net Surrender Value are defined in Section 1.

Subaccount Units

When transactions are made which affect the Variable Accumulated Value, dollar amounts are converted to Subaccount units. The number of Subaccount units for a transaction is found by dividing the dollar amount of the transaction by the current unit value.

The number of units for a Subaccount increases when:

•	premiums are credited to that Subaccount; or

•	transfers from the Declared Interest Option or other Subaccounts are credited to that Subaccount.

The number of units for a Subaccount decreases when:

•	a transfer is made from that Subaccount for a policy loan;

•	the Owner makes a partial withdrawal from that Subaccount;

•	We take a portion of the Monthly Deduction from that Subaccount; or

•	transfers are made from that Subaccount to the Declared Interest Option or other Subaccounts.

Unit Value

The Unit Value for each Subaccount was set initially at $10.00 when the Subaccounts first purchased Fund shares. The unit value for each subsequent Valuation Period is calculated by dividing (a) by (b), where:

(a) is:

•	the value of the net assets of the Subaccount at the end of the preceding Valuation Period; plus

•	the investment income and capital gains, realized or unrealized, credited to the net assets of that Subaccount during the current Valuation Period; minus

•	the capital losses, realized or unrealized, charged against those net assets during the current Valuation Period; minus

•

any amount charged against the Subaccount for taxes, or any amount set aside during the current Valuation Period by the Company as a provision for taxes attributable to the operation or maintenance of that Subaccount.

(b) is the number of units outstanding at the end of the preceding Valuation Period.

We will value the net assets in each Subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

Declared Interest Option Accumulated Value

The initial Declared Interest Option (DIO) Accumulated Value is the premium allocated to the DIO Account as of the Policy Date.

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The DIO Accumulated Value increases when:

•	premiums are allocated to the DIO Account;

•	transfers from Investment Options are credited to the DIO Account; or

•	any interest is credited to the DIO Account.

The DIO Accumulated Value decreases when:

•	the Owner makes a surrender or partial withdrawal from the DIO Account;

•	transfers are made from the DIO Account to other Investment Options; or

•	any charges are deducted from the DIO Account.

For the purposes of the above calculation, interest does not accrue on amounts deducted for charges, on amounts transferred from or on amounts surrendered or withdrawn from the DIO Account. Interest is accrued on the DIO Accumulated Value on a daily basis and is credited no less frequently than once a Policy Year. The value in the DIO Account is supported by the General Account.

We reserve the right to limit the availability of the DIO Account. We also reserve the right to limit or restrict the amount of a premium payment to the DIO Account.

Declared Interest Option Interest

The guaranteed minimum interest rate applied to amounts in the Declared Interest Option is an effective rate of 3% per year. Interest in excess of the minimum rate may be applied. The amount of any excess interest credited for any Policy Year will be set by Us in Our sole discretion.

Interest will be credited to the Declared Interest Option Accumulated Value on each Monthly Deduction Day.

Monthly Deduction

The Monthly Deduction is a charge made each Monthly Deduction Day from the Accumulated Value as of the close of business on the Monthly Deduction Day. For the purpose of determining the allocation of the deduction, the Declared Interest Option Accumulated Value is reduced by the amount of any policy loans. The Owner may allocate Monthly Deduction charges as described in the Allocation of Charges section.

The monthly deduction for a policy month will be the sum of the following:

•	the cost of insurance as described in the cost of insurance provision;

•	the charge for all additional benefit riders attached to this policy;

•	the monthly policy expense charge shown on the Policy Data Pages; this amount may go up or down, but is guaranteed never to exceed $15;

•	the monthly per $1,000 charge shown on the Policy Data Pages; this amount may go up or down, but is guaranteed never to exceed $0.15 per $1,000 of specified amount for 10 years; and

•	the monthly risk charge shown on the Policy Data Pages; this amount may go up or down, but is guaranteed never to exceed 0.12% of the Variable Accumulated Value.

Allocation of Charges

Charges will be allocated in accordance with the most recent written instructions of the Owner. We reserve the right to limit or restrict the options available for Allocation of Charges. A fractional percent may not be chosen.

The entire charge will be deducted pro rata from the Allocation Options if:

•	the value in an Allocation Option is insufficient to support the charge; or

•	the owner has not provided another Allocation of Charges instruction.

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Cost of Insurance

If the Owner chooses the Level Option death benefit, the cost of insurance is computed as “a” multiplied by the result of “b” minus “c”. If the Increasing Option death benefit is chosen, the cost of insurance is computed as “a” multiplied by “b”. In either case:

a.	is the cost of insurance rate as described in the cost of insurance rate provisions, divided by 1,000;

b.	is the death benefit as described in the death benefit provisions as of the close of business on the Monthly Deduction Day, divided by 1.0024663; and

c.	is the Accumulated Value as of the close of business on the Monthly Deduction Day.

The cost of insurance is determined separately for the initial specified amount and any increases made later. If the premium class for the initial specified amount is different from that of any increases, the Accumulated Value will first be considered a part of the initial specified amount. If the Accumulated Value as of the close of business on the Monthly Deduction Day exceeds the initial specified amount, it will be considered to be a part of any increase in the specified amount in the same order as the increases occurred.

Cost of Insurance Rate

The cost of insurance rate is subject to the following rules:

•

the rate for the initial specified amount is based on Your sex, premium class and Attained Age; for any increase in the specified amount, Age will be determined from Your Age as of Your last birth date on the effective date of the increase;

•	the monthly rates will be determined by Us based on Our expectation as to future mortality experience;

•	if We change the rates, We will change them for everyone in Your premium class; and

•

the monthly guaranteed rates shown on the Policy Data Pages are based on the Commissioners’ 2001 Standard Ordinary Mortality Table Age last birthday; the monthly rate will never be more than the rates shown on the Policy Data Pages.

Basis of Values

All reserves for the policy are based on the Commissioners’ 2001 Standard Ordinary Mortality Table Age last birthday. All of the values are the same or more than the minimums set by the laws of the state where the policy is delivered. We have filed a detailed statement of the way these values are determined with the insurance department in that state. It shows the figures and methods used.

Surrender

While You live and prior to the maturity date, the Owner may surrender the policy subject to the following rules:

•	the request must be in writing and sent to Us;

•	the amount of any such surrender will be paid in cash or, at the Owner’s request, We will apply part or all of it under a payment option;

•	a Surrender Charge may apply; any applicable Surrender Charge will be deducted from the amount surrendered; and

•	upon surrender, all insurance in force will terminate.

Surrender Charge

We will apply a Surrender Charge on any surrender taken during the Surrender Charge period. The Surrender Charge period begins on the Policy Date, and the Surrender Charge varies by Policy Year.

If the value is applied to a life income payment option, the Surrender Charge will be zero.

Partial Withdrawal

While You live and prior to the maturity date, the Owner may obtain a partial withdrawal, subject to the following rules:

•	The amount of any partial withdrawal must be at least $500 and may not exceed the lesser of:

a.	the Net Surrender Value less $500, or

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b.	90% of the Net Surrender Value;

The death benefit will be reduced as a result of any partial withdrawal at the time of the partial withdrawal; if:

•	the Increasing Option is in effect, there will be no effect on the specified amount,

•	the Level Option is in effect, the specified amount will be reduced by the amount of Accumulated Value withdrawn.

•

the specified amount remaining in force after a partial withdrawal may not be less than the minimum specified amount for the policy in effect on the date of the partial withdrawal, as published by the Company; and

•

the Accumulated Value will be reduced by the amount of any partial withdrawal and any Partial Withdrawal Fee; the Owner may tell Us how to allocate a partial withdrawal among the Subaccounts and the Declared Interest Option; if the Owner does not so instruct, We will allocate the partial withdrawal among the Subaccounts and the Declared Interest Option in the same proportion that the value in each of the Subaccounts and the value of the Declared Interest Option reduced by any outstanding policy loans bears to the total Accumulated Value reduced by any outstanding policy loans on the date We receive the request.

Delay of Payment

Proceeds from surrenders, partial withdrawals and policy loans will usually be mailed to the Owner within 7 days after the Owner’s signed request is received in Our Home Office. We will usually mail any death claim proceeds within 7 days after We receive Due Proof of Death. We will usually mail the maturity proceeds within 7 days of after the maturity date. We have the right to delay any payment whenever:

•	the New York Stock Exchange is closed other than on customary weekends or a holiday closing;

•	trading on the New York Stock Exchange is restricted as determined by the SEC;

•	the SEC, by order, permits postponement for the protection of policyowners; or

•	as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities or to determine the value of the net assets of the Variable Account.

We also may postpone transfers under these circumstances.

We have the right to defer payment which is derived from any amount paid to Us by check or draft until We are satisfied the check or draft has been paid by the bank on which it is drawn. We also have the right to delay making a transfer, surrender, partial withdrawal or policy loan from the Declared Interest Option for up to 6 months from the date We receive the Owner’s request.

If mandated under applicable law, We will block an Owner’s account and thereby refuse to pay any request for transfers, partial withdrawals, surrenders or Death Benefits until instructions are received from the appropriate regulator. We may provide additional information about an Owner and an Owner’s account to government regulators.

Processing Requirements

We will process requested transactions, payments and changes under this policy only after receipt at Our Home Office of all requirements in good order, according to Our then current procedures. These requirements, which may change from time to time, may include proper completion and execution of forms, valid instructions and authorizations, or other administrative or evidentiary requirements.

We reserve the right to require the Owner or other persons requiring a signature in connection with a disbursement of any amounts under a policy or a change in beneficial right under the policy to provide a signature guarantee to protect against fraud.

Continuation of Insurance

The insurance under this policy will continue until the earlier of:

•	the end of any grace period during which a required premium payment is not made;

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•	the date the Owner surrenders this policy;

•	the date of Your death; or

•	the date the policy matures.

This provision will not continue the policy beyond the maturity date or continue any rider beyond its termination date as specified in the rider.

Annual Report

At least once each year We will send a report, without charge, to the Owner which shows:

•	all premiums paid and charges made since the last report;

•	the current Accumulated Value including the value in each Subaccount and the Declared Interest Option;

•	any partial withdrawals since the last report;

•	any policy loans; and

•	the current death benefit.

An additional report will be sent to the Owner upon request. A fee, not exceeding $25, may be charged for this report.

Section 8 — Policy Loans

Cash Loan

Subject to the conditions of this policy, the Owner may obtain a cash loan at any time on the sole security of this policy, if:

•	the policy is in force; and

•	there is a Net Surrender Value.

We have the right to delay making a policy loan from the Declared Interest Option for up to 6 months from the date We receive the Owner’s request.

Loan Value

The total of all outstanding loans may not exceed 90% of the Net Surrender Value as of the date of the most recent loan. For any loan that is made We will deduct interest in advance on the requested loan to the next Policy Anniversary.

Loan Interest

The loan interest rate is a fixed, annual rate that will be set at policy issue and will never change while your policy is in force. The rate will be 7.40% in advance, or lower. The rate is shown on the Policy Data Page. The annual loan interest is to be paid in advance on each Policy Anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate.

Loan Allocation

When an Owner takes out a policy loan, We hold an amount equal to the policy loan in the Declared Interest Option as collateral for the loan. We will first allocate Accumulated Value in the Declared Interest Option as collateral for a policy loan. If the Accumulated Value in the Declared Interest Option less any existing policy loan is not sufficient to cover the amount of the policy loan, We will transfer the balance necessary to cover the policy loan from the subaccounts on a proportional basis. This transfer is not treated as a transfer for the purpose of the transfer charge or the limit of one transfer in a Policy Year involving the Declared Interest Option.

A transfer will also be made from the Subaccounts on a proportional basis for any due and unpaid loan interest if the Accumulated Value in the Declared Interest Option is not sufficient to cover such interest.

Loan Repayment

All or part of any policy loan may be repaid at any time while the policy is still in force. Loan amounts repaid will be allocated to the Declared Interest Option.

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The portion of the Declared Interest Option Accumulated Value securing the repaid portion of the loan will no longer be segregated within the Declared Interest Option as security for the loan, but will be transferred in accordance with the premium allocation percentages shown in the application or the most recent written instructions of the Owner. Any applicable transfer fees will be waived with respect to this transfer.

Any outstanding policy loans will be deducted from the proceeds at death, maturity or surrender.

Section 9 — Payment of Proceeds

Choice of Options

The Owner may choose to have the proceeds of this policy paid under a payment option. After Your death, the Beneficiary may choose an option if the Owner had not done so before Your death. If no payment option is chosen, We will pay the proceeds of this policy in one sum. We may also fulfill Our obligation under this policy by paying the proceeds in one sum if:

•	the proceeds are less than $5,000;

•	periodic payments become less than $50; or

•	the payee is an assignee, estate, trustee, partnership, corporation, or association.

Payment Options

The fixed payment options, which are supported by the Company’s General Account, are:

•

Option A — Proceeds Left at Interest — The proceeds will be left with the Company to earn interest. The payee may leave the interest with the Company to accumulate or receive payments of interest only. If the payee elects to receive interest payments, interest will be paid every 1, 3, 6 or 12 months. The rate of interest will be determined by the Company.

•	Option B — Payment for a Designated Number of Years — The proceeds will be paid out in equal installments for a designated number of years.

•

Option C — Payment of Life Income — Payments will continue for the lifetime of the payee, but for not less than the guaranteed period. The Owner or payee may choose one of the guaranteed periods shown in the Payment of Life Income table in this policy.

•	Option D — Payment of a Designated Amount — The proceeds will be paid out in equal installment of a specified amount. The payments will continue until all proceeds plus interest have been paid out.

Other Options

The proceeds may be paid in any manner requested and agreed to by the Company, or under any other payment options made available by the Company.

Interest and Mortality

The minimum interest rate used in computing any payment option is 1.5% per year. Higher interest rates may be used on the effective date of the payment contract. We may at any time declare additional interest on these funds. The amount of additional interest and how it is determined will be set by the Company.

The mortality table which is used for Option C and E is the “Annuity 2000” individual annuity mortality table Age last birthday.

Requirements

For the Owner to choose or change a payment option:

•	this policy must be in force;

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•	the request must be in writing to the Company at Our Home Office; and

•	any prior option must be canceled.

After Your death and before the contract is settled, for a Beneficiary to choose a payment option:

•	a prior option by the Owner cannot be in effect; and

•	the request must be in writing to the Company at Our Home Office.

Effective Date

We will send a payment option agreement if any payment option is chosen. If all of the value of this policy is applied to a payment option agreement, it will replace this policy. All sums to be paid by the Company under this policy are considered paid when tendered by Us at Our Home Office.

If a payment option has been chosen by the Owner, it is effective on the date the proceeds of this policy are due. If a Beneficiary chooses a payment option, it is effective on the date it is received by Us. The first payment under Option B, C or D is due on the effective date. The first payment under Option A is due at the end of the period chosen.

Death of Payee

If a payee dies, any remaining payments will be paid to a contingent payee. If no payee survives, We will pay the commuted value of any remaining payments to the estate of the last payee to die.

Withdrawal of Proceeds

The payee may not withdraw the funds under a payment option unless agreed to in the payment contract. We have the right to defer a withdrawal for up to 6 months. We may also refuse to allow partial withdrawals of less than $500.

Claims of Creditors

Payments under any payment option will be exempt from the claims of creditors of the Payee to the maximum extent allowed by law.

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Payment Option Tables

(per $1,000 of proceeds)

Option B—Payment for a Designated Number of Years

Payments per $1,000 of Proceeds

Number of Years	Annual	Monthly
5	206.00	17.28
10	106.83	8.96
15	73.84	6.20
20	57.38	4.81
25	47.55	3.99
30	41.02	3.44

Option C—Payment of Life Income

Monthly Payments per $1,000 of Proceeds

Age	10 Years Guaranteed	Male 15 Years Guaranteed	20 Years Guaranteed	10 Years Guaranteed	Female 15 Years Guaranteed	20 Years Guaranteed	10 Years Guaranteed	Unisex 15 Years Guaranteed	20 Years Guaranteed
55	3.64	3.58	3.48	3.35	3.32	3.27	3.49	3.45	3.37
60	4.13	4.01	3.83	3.78	3.72	3.62	3.95	3.86	3.72
65	4.76	4.51	4.17	4.35	4.21	4.00	4.54	4.36	4.08
70	5.53	5.04	4.47	5.08	4.78	4.36	5.29	4.91	4.41
75	6.41	5.53	4.67	6.01	5.36	4.62	6.19	5.44	4.64
80	7.31	5.88	4.77	7.03	5.81	4.75	7.16	5.84	4.76
85	8.06	6.08	4.81	7.93	6.06	4.80	7.99	6.07	4.81
90	8.57	6.17	4.81	8.52	6.17	4.81	8.54	6.17	4.81
95	8.86	6.19	4.81	8.83	6.19	4.81	8.84	6.19	4.81
100	8.95	6.20	4.81	8.95	6.20	4.81	8.95	6.20	4.81

Option E—Joint and 100% to Survivor Monthly Life Income

Monthly Installments Per $1,000 of Proceeds

Female Age

Male Age	55	60	62	65	70	75	80	85
55	3.01	3.18	3.24	3.33	3.45	3.54	3.60	3.64
60	3.12	3.36	3.45	3.59	3.78	3.94	4.05	4.12
62	3.16	3.42	3.53	3.68	3.92	4.12	4.26	4.36
65	3.21	3.51	3.64	3.83	4.13	4.40	4.61	4.75
70	3.27	3.63	3.78	4.03	4.46	4.89	5.26	5.53
75	3.32	3.70	3.88	4.18	4.74	5.35	5.95	6.45
80	3.34	3.76	3.95	4.29	4.95	5.75	6.62	7.45
85	3.36	3.79	3.99	4.35	5.09	6.05	7.20	8.44

Unisex First Age

Second Age	55	60	62	65	70	75	80	85
55	3.01	3.16	3.21	3.28	3.37	3.43	3.47	3.49
60	3.16	3.37	3.44	3.55	3.71	3.82	3.90	3.95
62	3.21	3.44	3.54	3.67	3.86	4.00	4.10	4.17
65	3.28	3.55	3.67	3.83	4.09	4.29	4.44	4.54
70	3.37	3.71	3.86	4.09	4.47	4.82	5.10	5.30
75	3.43	3.82	4.00	4.29	4.82	5.36	5.85	6.23
80	3.47	3.90	4.10	4.44	5.10	5.85	6.62	7.31
85	3.49	3.95	4.17	4.54	5.30	6.23	7.31	8.42

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Variable Universal Life

Insurance Policy

If You have any questions concerning this policy or if anyone suggests that You change or replace this policy, please contact Your EquiTrust agent or Our Home Office toll free at 1-877-249-3689.

EQUITRUST LIFE INSURANCE COMPANY
P.O. Box 9253
Des Moines, IA 50306-9253

436-214(05-08)